Exhibit 10.1

SUMMARY OF COMPENSATION ARRANGEMENTS FOR
NAMED EXECUTIVE OFFICERS

     Following is a description of compensation arrangements that have been approved by the Management Development and Compensation Committee (“Committee”) of the Company’s Board of Directors for the Chief Executive Officer and the other four most highly compensated executive officers in 2004 (the “Named Executive Officers”).

Base Salary – The current annual base salaries of the Company’s Named Executive Officers are as follows:

H. J. Riley, Jr. – Chairman and Chief Executive Officer	$1,100,000

K.S. Hachigian – President and Chief Operating Officer	$800,000	[1]

T.A. Klebe – Senior Vice President and Chief Financial Officer	$466,000

D.K. Schumacher – Senior Vice President, General Counsel and Chief Compliance Officer	$430,000

D.R. Sheil – Senior Vice President, Human Resources and Chief Administrative Officer	$388,500

[1]	Reflects the increase to Mr. Hachigian’s base salary as a result of his promotion to Chief Executive Officer effective May 1, 2005.

Annual Incentive Compensation

     On February 8, 2005, the Committee established performance goals and maximum bonus opportunities for the Named Executive Officers and other executives for the fiscal year ending December 31, 2005. The 2005 annual incentive compensation awards are made pursuant to the Company’s Management Annual Incentive Plan, as amended, which was filed as Exhibit 10.18 to Cooper’s Form 10-K for the fiscal year ended December 31, 2003. The performance goals for 2005 are based upon actual results as compared to budgeted performance on two financial measures: (1) earning per share; and (2) free cash flow, with the award being determined by reference to a matrix of different performance levels. Participants can receive a bonus based on a percentage of their annual salary if the Company meets threshold, good, target or maximum attainments. In determining the actual annual incentive award to be part to an executive, the Committee may also consider the executive’s individual performance objectives and personal contributions.

     The following table sets forth the minimum and maximum annual incentive award payouts for each of the Company’s Named Executive Officers based on the achievement of the Company’s performance criteria for the year ending December 31, 2005.

	Minimum	Maximum
	Payout	Payout
H.J. Riley, Jr.	0%	200%

K.S. Hachigian	0%	180%

T.A. Klebe	0%	120%

D.K. Schumacher	0%	100%

D.R. Sheil	0%	100%

Stock Options

     The Company’s Amended and Restated Stock Incentive Plan provides for the granting of stock options, restricted stock units and performance-based share awards to the Named Executive Officers and other key executives. On February 8, 2005, the Committee approved the following nonqualified stock option grants to the Named Executive Officers at an exercise price of $70.94, which was the fair market value of the Company’s stock on the grant date.

H.J. Riley, Jr.	0 shares

K.S. Hachigian	47,500 shares

T.A. Klebe	30,400 shares

D.K. Schumacher	23,800 shares

D.R. Sheil	21,400 shares

     In addition, in connection with Mr. Hachigian’s promotion to Chief Executive Officer and Mr. Riley’s continued service as Chairman of the Company, on April 25, 2005, the Committee approved the following non-qualified stock option grants at an exercise price of $65.47, which was the fair market value of the Company’s stock on the grant date.

H.J. Riley, Jr.	150,000 shares

K.S. Hachigian	52,500 shares

     All the stock option grants disclosed above vest in three equal annual installments and expire seven years after the grant date, except the options granted to Mr. Riley will expire on December 1, 2010.

Performance Shares

     On February 8, 2005 the Committee also set performance goals for performance – based share awards for the Named Executive Officers and other key executives for a three-year performance period beginning on January 1, 2005 and ending on December 31, 2007. The Committee set performance goals tied to the cumulative compound growth in earnings per share during the performance period. The Committee determined that compound earnings per share growth over the period of the at least 4% was required before any award would be earned and at least 16% was required for a payout at the maximum level. The awards, to the extent earned, will be distributed in Class A common shares of Cooper, or at the executive’s election and upon approval by the Committee, up to 50% of the earned award may be paid in cash. The following table presents information about the long term incentive award granted in 2005 to the Named Executive Officers.

	Performance or	Estimated Future
	Other Period until	Payouts Under
	Maturation or	Non-Stock Price-
	Payout	Based Plans
		Threshold	Target	Maximum
		(shares)	(shares)	(shares)
H.J. Riley, Jr.	—	0	0	0

K.S. Hachigian[2]	February 2008	20,000	60,000	80,000

T.A. Klebe	February 2008	4,350	13,040	17,380

D.K. Schumacher	February 2008	3,400	10,200	13,600

D.R. Sheil	February 2008	3,060	9,170	12,220

[2]	Includes the following performance-based share awards granted to Mr. Hachigian in recognition of his promotion to Chief Executive Officer effective My 1, 2005: threshold 13,210 shares; target 39,640 shares; and maximum 52,860 shares.